(e)(2)
Amended December 15, 2011
EXHIBIT A
Series (“Funds”) of GOLDMAN SACHS VARIABLE INSURANCE TRUST, a Delaware business trust (the “Trust”)
GOLDMAN SACHS FIXED INCOME AND MONEY MARKET FUNDS:
Goldman Sachs Government Income Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Money Market Fund
GOLDMAN SACHS EQUITY FUNDS:
Goldman Sachs Structured U.S. Equity Fund
Goldman Sachs Structured Small Cap Equity Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Strategic International Equity Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Growth Opportunities Fund
Goldman Sachs Equity Index Fund
Goldman Sachs Global Markets Navigator Fund

GOLDMAN, SACHS & CO.	GOLDMAN SACHS VARIABLE INSURANCE TRUST

By:	By:

Name: Peter Bonanno	Name: James McNamara
Title: Managing Director	Title: President of the Trust